Exhibit 10.50

SUPPLY AGREEMENT
Number: 99150

FOR PURCHASE OF PRODUCTION PARTS AND

NON-PRODUCTION GOODS AND SERVICES

BETWEEN

ENERDEL, INC. [“SUPPLIER”)

AND

THINK GLOBAL AS (“THINK”)

This Agreement has the objective of regulating the delivery of production parts and/or non-production goods and services from the Supplier to Think in relation to the production of an electrical vehicle from Think with the designation of type:
A 306 - model year 2007.

Think will purchase and Supplier will manufacture/supply Think’s requirement of the components listed in Appendix 2.

Prices set forth in this agreement are based on a forecast of a volume of minimum            units based on a delivery program running from the fourth quarter of 2008 until the end of 2010. Volumes may fluctuate, but the pricing is fixed in the above mentioned period. New forecasts (“Rolling Forecast”) will be distributed to the Supplier regularly. Think is not obligated to buy any units if design and test requirements as per Appendix 1 and its relevant documents attached therein are not met. 1

Think Global has the right to on a 6 month notice increase number of units to meet the requirements of it business. Enerdel is committed to increase capacity inside this period to maximum packs per year. Prices and terms will in this case be renegotiated.

This Agreement embodies all the terms and conditions agreed upon between the parties as to the subject matter of this agreement and supersedes all previous agreement or arrangement (if any) between the parties.

This Agreement consists of this Supply Agreement and the following Appendices:

Appendix 1: Statement of Work (“SOW”) with relevant annexes.
Appendix 2: Blanket Purchase Order (with following Rolling Delivery Schedules)

This Agreement is entered into between the following parties:

Supplier
Name:	EnerDel, Inc. (“Supplier”)
Registration no:
Address:	8740 Hague Road Indianapolis, Indiana 46256 U.S.A.
Attn:	Urik Grape
E-mail:	Ugrape@enerdel.com

Telephone:	+ 1 - 317 585 3400 (Office) + 1 - 925 285 5692
Telefax:	+ 1 - 317 585 3444
Purchaser
Name:	Think Global AS or a subsidiary of the Think Group (“Think”)
Registration no:	NO 989 710 796
Address:	Sandakerveien 24 C NO-0413 Oslo NORWAY
Attn:	Erik Skaarnæs
E-mail:	esk@think.no

Telephone:
Telefax:

This Agreement consists of 13 pages and are in two originals - one to each of the parties.

For and on behalf of the Supplier		For and on behalf of Think
__		__
Name:Ulrik Grape	Name:	Jan Olaf Willums
Title:CEO	Title:	CEO
Date:	Date:
Place: Indianapolis	Place:	Oslo/Aurskog

0. GENERAL

These terms and conditions and associated documents are issued on behalf of Think and will apply to all orders issued to the Supplier for any deliverable (“Supplies”).

Think and Supplier agree that the following terms and conditions, which shall be applied in the spirit of fairness and good faith, govern the delivery of goods and services from the supplier to Think.

Purchase Orders and other associated purchasing documents will be valid without signature if issued by Think through its computer system or other electronic means. The reference to Purchase Order herein shall include a Blanket Purchase Order, Delivery Schedule, Tooling Purchase Order, or similar documents issued by Think to Supplier.

1. OFFER, ACCEPTANCE

(a) A Purchase Order or Delivery Schedule against a Blanket Purchase Order is an offer to Supplier by Think to enter into the Purchase Agreement it describes. Supplier’s written acceptance of the Purchase Order will constitute acceptance of the offer.

(b) Acceptance is expressly limited to the terms of Think’s offer. Once accepted, such Purchase Order together with these terms and conditions will be the complete and exclusive statement of the Supply Agreement. Any modifications proposed by Supplier are expressly rejected by Think and shall not become part of the agreement in the absence of Think’s written acceptance.

2. CHANGES

(a) Think may, at any time, change the design (including drawings, materials and specifications), processing, method of packing and shipping, and the date or place of delivery of the Supplies.

(b) If any such change affects cost or timing, Think and Supplier will adjust the price and delivery schedules by mutual written agreement.

(c) Supplier will not make any change in the design, processing, packing, shipping or date or place of delivery of the Supplies unless done pursuant to Think’s instructions or with Think’s written approval.

3. DELIVERIES

(a) Time and quantity are of the essence in any Purchase Order. Unless otherwise agreed, delivery times specified are the times of delivery of the Supplies at Think’s designated place of delivery or destination.

(b) Supplies shall be accompanied by required and agreed documentation specified in the Purchase Order.

(c) Delivery will not take place prior to agreed time of delivery without Think’s written consent.

(d) Supplier is obliged to use commercially reasonable efforts to meet agreed time of delivery. In the event that Supplier understands or has reason to believe that delivery will be delayed, Think shall be notified immediately in writing about the extent and cause of the delay. Supplier is obliged to do his utmost to minimise the extent and damage of any delay.

(e) Supplier is responsible for any loss incurred by the Think and caused solely by a delay, other than an excused delay, as defined below, or a delay caused by changes made to the design, processing, method of packing and shipping and the date or place of delivery of the Supplies by Think pursuant to paragraph 2(b) above.

(f) If the delivery is material delayed, and the cause of the delay is determined to be the responsibility of EnerDel, then EnerDel shall have 90 days to rectify the reason for the delay and if at the end of the 90 days EnerDel has not been able to rectify the cause of the delay Think is entitled to cancel the delivery at their own discretion. If the Supplies is non-conformant to an extent that makes it not usable for its purpose, this is tantamount to a material delay.

(g) Think needs to document the actual loss in order for Supplier to be liable for any part of the loss. Supplier will agree to a maximum of 10 per cent of price of the delayed delivery subject to Think documenting actual loss.

(h) If Think is unable to receive the Supplies at the agreed time of delivery, Supplier shall be notified immediately with instructions for steps to be taken. Think will pay the full purchase price for the Supplies as originally agreed in the Purchase Order and any costs incurred by Supplier as a result of the delay, provided Supplier has taken commercially reasonable steps to minimise any such costs.

4. PACKING, MARKING AND SHIPPING

(a) Supplier will pack, mark and ship Supplies in accordance with all applicable packaging standards of Think and, as appropriate, the carrier transporting such Supplies. Think will inform and provide Supplier with such standards in writing a minimum of 90 days in advance of any shipment.

(b) Supplier will not charge separately for packing, marking, or for materials used therein.

(c) Think may request shipment of any of the Supplies by a more expeditious method of transportation if Supplier fails to meet the delivery requirements of a Purchase Order. Supplier will cover the extra costs of such transportation unless such failure is due to an excusable delay as specified under Section 19.

5. SHIPPING DOCUMENTS

Freight Bill or Bill of Lading and any other legally required documents must accompany each material shipment.

6. INSPECTION & CORRECTION

(a) Think is obliged to inspect the Supplies upon delivery without undue delay. This inspection is visual and primarily intended to detect any damage to goods under transportation.

(b) In the event that non-conformant Supplies are not rejected, the non-conforming Supplies will be subject to this Section 6 and Section 10 below.

(c) Think may at its own option reject and return at Supplier’s risk and expense, or retain and correct, Supplies that fail to conform in any material respect to the requirements of a Purchase Order even if the non-conformity does not become apparent until the manufacturing or processing stage. If Think elects to correct the Supplies, it will consult with Supplier on the method of correction. Supplier will reimburse Think for reasonable expenses resulting from rejection or correction.

(d) Rejected Supplies are considered not delivered.

(e) If Supplier does not immediately take the necessary steps to correct a non-conformance, Think is entitled to cancel the purchase if the non-conformance is material for the fulfilment of the Purchase Agreement. Supplier shall have 90 days to rectify the non-conformance before Think is entitled to cancel the purchase. ).

7. INVOICES, PAYMENT

(a) Supplier’s invoices must contain all material information required by Think as detailed in Purchase Order. Invoices missing material details will be returned to Supplier for correction.

(b) Payment terms will be as specified in the relevant Purchase Order.

(c) All payments for Supplies shall be made in the currency specified in the Purchase Order.

8. SERVICE AND REPLACEMENT PARTS

Upon the written acceptance of a Purchase Order by Supplier, Supplier will sell to Think:

(i) Supplies necessary to fulfil Think’s current model service and replacement requirements for such Supplies at the prices specified in the Purchase Order.

(ii) Service and replacement parts of any assemblies. The total price of all parts of the assembly shall not exceed the price of the assembly specified in the Purchase Order (less assembly costs).

(iii) Supplies in a ten-year period after Think completes current model purchases. The Supplies of spare parts shall fulfil Think’s past model service and replacement requirements at the prices specified in a Purchase Order plus actual cost differentials for packaging and manufacturing. During the tenth year of such period, Think and Supplier will negotiate in good faith with regard to Supplier’s continued manufacture of service and replacement Supplies.

9. APPLICABLE TAXES

The total price specified for Supplies on a Purchase Order will include all elements of freight, duty and tax as specified in the relevant delivery term with the exception of value added tax (VAT), which, if applicable, will be shown separately on Supplier’s invoice.

10. WARRANTY

(a) Supplier warrants that Supplies under a Purchase Order will, during the warranty period specified below, conform in all material respects to the applicable drawings, specifications, or other description furnished pursuant to the Purchase Order, be free of defects in design (to the extent that Supplier furnished the design), materials, and workmanship that materially affect the uses to be made of such Supplies and be suitable for the purpose intended. Upon delivery of the Supplies Think will be solely responsible to ensure the correct storing, handling and usage of the Supplies.

(b) The warranty period for Supplies shall be the period specified on Think’s Purchase Order. A valid warranty shall not be shorter than 36 months after the electrical vehicle (where the Supplies are assembled) is registered on the end-user, or shorter than 42 months from Think has received the Supplies from the Supplier, in any case greater than 1000 Full Cycles (one cycle is defined as 100% complete charge and 100% complete discharge) with 70% of initial capacity remaining after the 1000 Full cycles.

(c) During the warranty period, Supplier will immediately and at his own cost replace or correct any non-conformant Supplies. The warranty only applies when the Supplies have been stored, installed and used in accordance with its intended purpose. Think will return to Supplier all non-compliant Supplies that are replaced under the warranty.

(d) Supplier will indemnify and hold Think harmless in respect of the costs of recall campaigns and other corrective service actions that are required to rectify non-conformances in Supplies (materials and/or workmanship), other than in instances where the Supplies have not been stored, installed or used by Think or the end-user in accordance with the intended purpose.

(e) Replaced and repaired Supplies are subject to the same warranty conditions as for the original Supplies, counted from the time when the replacement or repair was completed.

(f) Supplier warrants that the Supplies fulfils official requirements regarding environment, quality and safety in the jurisdictions where the vehicle shall be marketed and sold. Think is responsible for providing in writing to Supplier all necessary documents regarding this in order for Supplier to adequately review these requirements in advance of accepting any Purchase Order.

11. TITLE AND ENGINEERING DRAWINGS, SPECIFICATIONS

(a) Any documents, including drawings and specifications produced or acquired by Supplier under a Purchase Order will belong to Think, subject only to Supplier’s intellectual property, including and not limited to both foreign and domestic pending applications, issued patents, trademarks and copyrights, but without any other restrictions on Think’s use, including reproduction, modification, disclosure or distribution of the documents or the information contained therein. To the extent such documents contain original work of authorship created in order to comply with a Purchase Order, the copyrights to such work shall be owned by Think. Any engineering drawing that Supplier is required to prepare and furnish to Think shall conform to Think’s local computer hardware and software.

(b) All drawings, know-how, and confidential information supplied to Think or Supplier by the other party and all rights therein will remain the property of the disclosing party and will be kept confidential by the receiving party in accordance with Section 13(b). Supplier is licensed to use Think’s drawings, know-how, and confidential information produced or acquired by Supplier under a Purchase Order and subject only to Supplier’s intellectual property, as set forth in paragraph 11 (a) only for the purpose of fulfilling its obligations under a Purchase Order. Supplier will inform Think of any third parties subcontracting any of the work required under a Purchase Order. Supplier will ensure that any third party to whom Supplier subcontracts any of the work hereunder is bound by all the terms and conditions relating to such work to which Supplier is bound under a Purchase Order.

12. INTELLECTUAL PROPRIETARY RIGHTS

(a) Supplier represents and warrants that Supplier has no knowledge of any claims of infringement filed against Supplier for practicing any existing Intellectual Property Right such as patent or patent application, copyright, industrial design right or other intellectual property rights.

(b) This agreement does not constitute any transfer of Intellectual Property Right from one party to another party.

13. INFORMATION AND DATA

(a) Supplier will furnish to Think all information and data Supplier acquires or develops in the course of Supplier’s activities under a Purchase Order — without restrictions on use or disclosure. Supplier shall also disclose, on Think’s request, any potential or real problems with design, quality or manufacturing related to the Supplies under a Purchase Order.

(b) Think and Supplier will use reasonable care to prevent disclosing to any third person:

(i) the technical information and data furnished by Think or Supplier to the other party or developed or acquired by Think and Supplier under its work related to a Purchase Order,

(ii) information relating to any portion of either party’s business that either party may acquire in the course of the activities related to a Purchase Order

These confidentiality obligations shall continue as long as any Purchase Order is in effect and for a minimum period of two years thereafter. This obligation will not apply to information that is or becomes publicly known through no fault of Think or Supplier. Nevertheless, Supplier may disclose the information and data of subsections (b)(i) and (b)(ii) hereof to relevant third parties if this is required for Supplier to fulfil its duties under a Purchase Order and such third parties have agreed to conditions at least as stringent as those contained herein.

14. COPYRIGHTS

(a) Any work of authorship created by Supplier or Supplier’s employees under a Purchase Order which is specially ordered or commissioned by Think and which does not relate to or is filed as any continuation and/or continuation-in-part and/or divisional applications filed outside of the U.S. will be considered as a “work made for hire” and all copyrights for such works of authorship will belong to Think.

(b) All works of authorship subject to Sections 14(a) will bear a valid copyright notice designating Think as the copyright owner, for example: “Copyright © 2007, THINK Global AS”, where “2007” is the year the work was created.

15. SUBCONTRACTS

In each subcontract of Supplier’s work performed pursuant to a Purchase Order, Supplier will obtain for Think the rights and licenses granted in Sections 11, 13, and 14.

16. ADVERTISING

Any reference to the other party or the use of the other party’s trade marks or logos in advertising or publicity materials will be subject to the other party’s prior approval.

Each party agrees that it will refrain from issuing any press release or other public statement regarding this Agreement or the matters described herein, or disclose the existence of this Agreement or the terms hereof to any third party, until the Effective Date (as defined below).

17. AUDIT RIGHTS

Think will have the right at any reasonable time during normal business hours, at its sole expense, to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of Supplier relating to any of Supplier’s obligations under a Purchase Order or any payments requested by Supplier pursuant to a Purchase Order. Supplier shall maintain all pertinent books and records relating to a Purchase Order for a period of three years after completion of services or delivery of Supplies pursuant to that Purchase Order.

18. ASSIGNMENT

Except for subcontracting by Supplier in the ordinary course of its business, neither party will assign or delegate any of its rights or substantive duties under this agreement or a Purchase Order without the other party’s prior written approval.

19. EXCUSABLE DELAYS

(a) Neither Think nor Supplier will be liable for a failure to perform arising from causes or events beyond its reasonable control and without its fault or negligence, including labour disputes (“excusable delay”). The non-performing party claiming an excusable delay shall give notice in writing to the other party as soon as possible after the occurrence of the cause relied on and after termination of the condition.

(b) In the event of a delay in performance (excusable or not), Think may acquire possession of all finished goods and materials in progress meant to be included in a Purchase Order. Supplier will deliver such parts of the Supplies to Think, at Think’s chosen point of delivery. Think will pay a price no less than the documented costs to Supplier of the goods and materials. Think may also obtain the Supplies covered by a Purchase Order elsewhere for the duration of the impediment and a reasonable period thereafter.

20. TERM AND TERMINATION

(a) This Agreement will become effective and enforceable against the parties on October 15,2007 (The “Effective Date”).

(b) This Agreement can be terminated with 12 months written notice, but not before all pending Purchase Orders are fulfilled. The clauses meant to survive the termination (such as clauses 8, 10, 11, 12, 13, 14, 16 and 17), will last until the obligations stated in the clauses lapses.

21. APPLICABLE LAW AND ARBITRATION

(a) This Agreement, and any document related to this Agreement (such as a Purchase Order), shall be governed by the laws of Norway, and all disputes arising out of this Agreement shall be brought before the ordinary Swiss courts with Geneva as the legal venue.

(b) If either party initiates litigation on such contractual causes, the other party shall have the right to initiate mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties may agree to submit by mutual written agreement the matter to binding arbitration by a sole arbitrator in accordance with the Swiss Arbitration Act.

SUPPLEMENTAL PROVISIONS APPLICABLE TO TOOLING

22. TOOLING ORDER

If Think issues a Purchase Order for “Tooling”, and such Purchase Order is accepted by Supplier, Supplier will design, fabricate and install the Tooling described in such Purchase Order subject to the terms and conditions contained herein.

23. SAMPLES, STATUS

(a) Supplier shall, at its own expense, manufacture a reasonable number of sample parts on the Tooling for inspection and/or testing by Think to ensure the capability of the Tooling to produce parts which meet Think’s requirements.

(b) To the extent technically feasible, the Tooling shall be designed and fabricated to be sufficiently durable to support the manufacture of all production and service requirements through the production lifetime of the part.

(c) The Tooling will be deemed to be completed when the necessary samples have been submitted and approved by Think. Think may request Supplier to furnish status reports on the design, construction and acquisition of the Tooling. Supplier will notify Think immediately if the Tooling may not be completed by the completion date specified in the Purchase Order.

24. TITLE, IDENTIFICATION

(a) All title to any part of the Tooling under a Purchase Order (“Tooling Property”) shall pass to Think as soon as it is acquired or fabricated in accordance with the relevant Purchase Order. During the term of a Purchase Order, all such Tooling Property in the possession of Supplier shall be deemed to be bailed and not be deemed to be a fixture or a part of Supplier’s own real property.

(b) Supplier will:

(i) properly house and maintain such property on Supplier’s premises,

(ii) prominently mark it Property of Think,

(iii) refrain from mixing it with the property of Supplier or with that of a third party,

(iv) adequately insure it against loss or damage, and

(v) not move it to another location whether owned by Supplier or a third party, without the prior consent of Think, except in the case of an emergency. Supplier may move the Tooling property provided that it gives Think notice that the Tooling has been moved and the location of the Tooling as soon as reasonably practicable.

(c) Supplier shall indemnify Think against any claim adverse to Think’s ownership of the Tooling Property, except as such claims may result from any acts or omissions of Think. To the extent permitted by law, Supplier waives its right to object to the repossession of the Tooling Property in the event Supplier is involved in bankruptcy proceedings.

(d) While in its possession, Supplier shall maintain the Tooling Property in good condition and immediately replace any items which are lost or damaged. All repaired or replaced Tooling Property shall remain the property of Think. None of the Tooling Property shall be sold or used in the production, manufacture or design of any goods or materials except to the order of Think.

(e) If the Tooling Property is not utilized to produce any parts for Think for a period of two years, Supplier shall notify Think and request instructions as to the disposition of the Tooling Property.

(f) If Supplier subcontracts all or any portion of the manufacture of the Tooling Property, Supplier shall ensure that Supplier’ duties under this Agreement also are obeyed by his sub-supplier.

(g) Supplier’s responsibility continues beyond the expiry date of the related parts Purchase Order.

25. TOOLING PAYMENT

Any payments made by Think for Tooling Property will be made to Supplier, even if the Supplier uses a sub-contractor.